Exhibit 10.1

BUILDING AND LAND LEASE AGREEMENT

This Building and Land Lease Agreement (“Lease”) is made effective as of the 1st day of June, 2013 (the “Commencement Date”), between W & P DEVELOPMENT CORPORATION, a Texas corporation, hereinafter referred to as “Landlord,” and Deep Down, Inc., a Delaware corporation, hereinafter referred to as “Tenant.”

1. Premises. The premises leased hereunder are in W & P Industrial Park, an 862 acre industrial park located in Harris County, Texas, commonly known as 18511-810 Beaumont Highway, Houston, Texas (the “Park”). The premises shall consist of approximately 215,000 square feet of warehouse space (the “Building”) plus yard space and parking located on approximately 17 acres (inclusive of the Building), as more particularly depicted on Exhibit “A” attached hereto (the “Premises”). Base Rent (as defined below) is not based on the size of the Building or the Premises.

2. Term. The term of this Lease shall be for a period of ten (10) years commencing on the 1st day of June, 2013 (“Commencement Date”), and terminating on the 31st day of May, 2023, subject to Renewal Options referenced in Section 4 hereof (the “Term”). After the expiration of the Term, as the same may be extended, if Tenant remains in possession of the Premises (“Holdover”), this Lease shall continue on a month-to-month basis during the Holdover period, with a monthly rental equal to one hundred fifty percent (150%) of the monthly Rent (as hereinafter defined) under this Lease.

3. Rental. Tenant agrees to pay and Landlord agrees to accept as rental for the Premises the sum of:

Dates	Monthly Rent
June 1, 2013 to December 31, 2013	$60,000.00
January 1, 2014 to May 31, 2023	$90,000.00
Renewal Options	(See Section 4)

Payments are to be payable in advance on or before the first day of each month during the Term (the “Base Rent”). Any other payments required to be made by Tenant to Landlord under this Lease, including, but not limited to, Rail Charges (as limited in accordance with Section 10), Tenant’s Share of Taxes, Tenant’s Share of Common Area Costs and Tenant’s Share of Insurance Costs, shall constitute “Additional Rent” (together with the Base Rent, the “Rent”). The first full monthly payment of Base Rent shall be payable upon execution of this Lease. In the event Tenant fails to pay any installment of Rent hereunder as and when such installment is due and after any applicable cure period as provided in this Lease, to help defray the additional cost to Landlord for processing such late payments, Tenant shall pay to Landlord on demand a late charge in an amount equal to five percent (5%) of such installment; and the failure to pay such amount within thirty (30) days after demand therefor shall be an Event of Default hereunder. The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies under Section 36 hereunder in any manner. The Base Rent for the Term shall be adjusted annually, multiplied by the same percentage increase in the Consumer Price Index or CPI (all cities average). Should the publication of the CPI cease, Landlord shall designate a substitute index and formula which will provide approximately the same results as the Consumer Price Index. In no event will Base Rent ever decrease from year to year and in no event increase more than five percent (5%) each year.

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4. Security Deposit. The Security Deposit (herein so called) shall be $90,000.00, $15,000.00 due and payable by Tenant to Landlord upon execution of this Lease, with additional payments of $15,000.00 each payable on the first day of each calendar month thereafter commencing July 1, 2013 and continuing regularly and monthly thereafter until November 1, 2013 when the entire $90,000.00 Security Deposit shall have been deposited with Landlord. The Security Deposit is security for the full performance by Tenant of all its obligations under this Lease. If at any time during the Term, or an extension thereof, an Event of Default occurs or Tenant otherwise fails to perform any or all of its obligations hereunder, then, upon lapse of the applicable notice and cure period provided for in Section 27 hereof, Landlord may appropriate all or a part of the Security Deposit to defray any and all reasonably necessary expenses incurred by Landlord in curing such default to completing such obligations, and not as liquidated damages. If Tenant is not in default at the termination of this Lease, Landlord shall return the Security Deposit to Tenant less any sums so expended by Landlord.

5. Renewal Option. Provided no Event of Default then exists, as determined by Landlord, Landlord will provide Tenant with two (2) five (5) year renewal options each at the then prevailing fair market rental rate. For purposes of this Section 5, the “prevailing fair market rental rate” shall mean the rate charged for comparable space (in size, condition, location, etc.) in the other comparable type and style buildings in the Park, and if no such comparable buildings exist within the Park then comparable industrial buildings in the submarket of Houston, Texas, which are comparable to the Building taking into consideration all relevant factors (including, without limitation) location of the space, the floor level, extent of leasehold improvements (existing or to be provided and taking into consideration who pays for such improvements) except for those improvements paid for by Tenant or cash allowances therefor, rental abatements, lease takeover/assumptions, moving expenses and other concessions, term of lease, extent of services to be provided, distinction between “net” and “gross” lease, base year or amount allowed by Landlord for payment of building operating expenses (expense stop) and any other relevant term or condition. Tenant shall give Landlord no more than twelve (12) months and no less than six (6) months prior written notice of Tenant’s intent to exercise the renewal option. The renewal rate will be for no less than the last month’s gross rental of the current term.

6. Expansion Options. Provided no Event of Default then exists, Tenant will have the ongoing option to expand its Premises to include a portion of land sharing a common boundary with the Premises. In the event Tenant desires to lease any land adjacent to its existing Premises, it shall make a written request to Landlord stating the size, location and proposed use of such adjacent land. Landlord may, at its sole discretion, lease such adjacent land to Tenant upon terms and conditions mutually acceptable to Landlord and Tenant. Any lease of any adjacent land will be on terms and conditions substantially the same as this Lease; however, rent, services and use shall be negotiated and shall be acceptable to Landlord, in its reasonable discretion. Nothing herein shall require Landlord to lease any adjacent land to Tenant, nor is there any representation or warranty that any adjacent land will be available for lease in the future.

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7. Uses. Tenant shall use the Premises for receiving, storing and shipping non-hazardous goods, general office use and manufacturing facilities only and for no other purpose without the written consent of Landlord, and will not do or permit anything to be done on the Premises which shall cause or contribute to an increase in Landlord’s insurance premium or result in cancellation thereof, or which shall in any way conflict with any laws, statutes, ordinances and governmental rules relating to Tenant’s use of the Premises. Tenant shall be solely responsible for obtaining any permits or approvals, governmental or otherwise, necessary to conduct activities contemplated by this Lease and shall not conduct unlawful activities on the Premises or discharge pollutants of any type into the sanitary sewer or other drains and/or sewer lines or into the ambient air, surface waters, groundwater or the Premises or adjacent property in violation of any law, regulation or governmental order. Tenant must report spills to the Texas Commission on Environmental Quality (TCEQ), as described on Exhibit “B” attached hereto. Any bulk storage of flammable fluids must be maintained in flashproof metal tanks, grounded, and protected by a dike or firewall. Tenant shall strictly comply with the federal and state immigration laws and laws governing imports and exports of goods to and from foreign countries.

8. Environmental Provisions.

(a) Tenant hereby agrees to defend (with counsel reasonably approved by Landlord), protect, indemnify and hold Landlord harmless from and against, and shall reimburse Landlord for, any and all costs (including, without limitation, reasonable attorneys’ fees and expenses), damages, penalties, fines, expenses or losses arising from any and all claims, demands, losses, damages, liabilities, fines, penalties, charges, causes of action, injury to person, property or natural resources, administrative and judicial proceedings and orders, injunctive relief, judgments, remedial action requirements and enforcement actions of any kind (INCLUDING THOSE ARISING OUT OF THE NEGLIGENCE OF LANDLORD, but excluding, with respect to Landlord, those arising out of the gross negligence or willful misconduct of Landlord), arising directly or indirectly, in whole or in part, out of or attributable to any Release (as hereinafter defined) or threatened Release, whether foreseeable or unforeseeable, which (A) occurs during the Term and is the result of an omission or action by Tenant or (B) occurs after the expiration of the Term but is nevertheless the result of an action or omission by Tenant during the Term. Tenant hereby expressly waives, for purposes of this Section 8 only, any immunity to which Tenant may otherwise be entitled under any industrial or workers’ compensation laws. For purposes of this Section 8(a), “Landlord” shall include Landlord, its agents, contractors, employees and invitees. Notwithstanding anything contained herein, Tenant shall not be responsible for, and Landlord hereby agrees to defend (with counsel reasonably approved by Tenant), protect, indemnify, and hold Tenant harmless from and against, and shall reimburse Tenant for, any and all costs (including, without limitation, reasonable attorneys’ fees and expenses), demands, damages, costs, losses, cleanup costs, actions, causes of action, claims for relief, penalties, fines and charges incurred, assessed, resulting from or arising out of the presence of any Hazardous Substance on, in or under the Premises or the Park (and any off-site property when such Hazardous Substance emanated from the Premises) resulting from the activities, operations or occupancy of Landlord or any other tenant of the Premises or the Park or the presence of any Hazardous Substance on, in or under the Premises or the Property existing prior to the date of this Lease. For purposes of this Section 8(a), “Tenant” shall include Tenant, its agents, contractors and employees.

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(b) The term “Release” shall have the same meaning as is ascribed to it in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.§ 9601 et seq., as amended (“CERCLA”). The term “Hazardous Substance” means (i) any substance defined as a “hazardous substance” under CERCLA, (ii) petroleum, petroleum products, natural gas, natural gas liquids, liquefied natural gas and synthetic gas, and (iii) any other substance or material deemed to be hazardous, dangerous, toxic or a pollutant under any federal, state or local law, code, ordinance or regulation. Tenant shall: (a) comply with all federal, state and local laws, codes, ordinances, regulations, permits and licensing conditions governing the Release, discharge, emission or disposal of any Hazardous Substance and prescribing methods for or other limitations on storing, handling or otherwise managing Hazardous Substances, (b) at its own expense, promptly contain and remediate any Release of Hazardous Substances arising directly from Tenant’s Hazardous Substances in the Premises, the Park or the environment, and remediate and pay for any resultant damage to property, persons and/or the environment, (c) give prompt verbal and written notice to Landlord and all appropriate regulatory authorities of any Release of any Hazardous Substance in the Premises, the Park or the environment arising directly from Tenant’s Hazardous Substances, which Release is not made pursuant to and in conformance with the terms of any permit or license duly issued by appropriate governmental authorities, any such notice to include a description of measures taken or proposed to be taken by Tenant to contain and remediate the Release and any resultant damage to property, person or the environment, (d) at Landlord’s request, which shall not be more frequent than once per calendar year, retain an independent engineer or other qualified consultant or expert acceptable to Landlord, to conduct, at Tenant’s sole reasonable expense, an environmental audit of the Premises and immediate surrounding areas, and the scope of work to be performed by such engineer, consultant or expert shall be approved in advance by Landlord, and all of the engineer’s, consultant’s or expert’s work product shall be made available to Landlord, (e) at Landlord’s request from time to time, execute affidavits, representations and other documentation concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Substances in the Premises, (f) reimburse to Landlord the reasonable cost of any testing for the purpose of ascertaining if there has been any Release of Hazardous Substances in the Premises, only if such testing is required by any governmental agency or Landlord’s mortgagee, and (g) upon expiration or termination of this Lease, surrender the Premises to Landlord free from the presence and contamination of any Hazardous Substance.

(c) Based solely on environmental reports in the possession of Landlord, copies of which have been delivered to Tenant, Landlord represents and warrants to Tenant that (i) no Hazardous Substances exist at the Premises as of the date of this Lease and (ii) the Premises comply with all laws and governmental requirements.

9. Services.

(a) Tenant will have access to the Park’s operational water wells and surface water that have been tested and will be in good working order for Tenant’s use within thirty (30) days from the date of execution hereof (as opposed to the Commencement Date). Such water shall not include drinking water. The Premises shall also be connected to the Park’s wastewater system. Cost for these services will be in addition to the Base Rent and will be based on Tenant’s water usage.

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(b) There is currently 2,500 kilowatts of power servicing the Park from the power lines located on U.S. Highway 90. This service is currently controlled by the Park and distributed to the various buildings. Tenant will be provided a standard power supply of 480 volt, 3-phase electrical service within ten (10) days from the date of execution hereof (as opposed to the Commencement Date) Should Tenant require more power than is currently provided, then Tenant will pay for any upgrades. Tenant will be responsible for all distribution of the power service within the Premises, and such electric service to the Premises shall be separately metered and paid for by Tenant.

(c) Tenant shall be responsible for janitorial and trash removal, including the cost of installing trash receptacles suitable for Tenant’s needs.

10. Rail Service. Landlord will provide that existing rail lines to the Premises are functional and accessible so that Tenant can send/receive rail cars via BNSF once the service is brought to the Park via TGS or other service provider as the “Switch Provider.” Landlord makes no representation as to when such service will be available but does represent and warrant that it will in good faith use its reasonable efforts to provide that existing rail lines will service the Premises. Tenant shall pay as a rail switching charge for each rail car spotted at the Premises such amount as may then be charged by the Switch Provider. Any such charges will be substantially comparable to charges in other rail served industrial parks in Harris County. If Tenant requests storage of rail cars in the Park, Tenant shall pay a storage charge for each stored rail car as may then be charged by Landlord or any party providing rail car storage services at Landlord’s request for tenants in the Park. Charges related to rail switching, rail car storage or any other type of rail service provided to Tenant (collectively, the “Rail Services”) are hereinafter referred to as the “Rail Charges.” Tenant shall not be responsible for any Rail Charges unless Tenant actually uses rail within the Park. Landlord may use rail located on the Premises provided it does not interfere with Tenant’s use of such rail. Any modifications, maintenance, extensions or Tenant specific rail related improvements will be at the sole cost and expense of Tenant and shall be in addition to Base Rent.

11. Barge Terminal Service. A proposed barge terminal (the “Barge Terminal”) for the Park is expected to be operational in approximately twenty-four (24) months from the date hereof; however, Landlord makes no representation or warranty that the Barge Terminal will be timely completed. Landlord will in good faith use reasonable efforts and cooperate with the government authorities to have the Barge Terminal operational in approximately twenty-four (24) months from the date hereof. All timelines are subject to the approval of the U.S. Corps of Engineers, the Port of Houston, the San Jacinto River Authority and other applicable governmental authorities. The Barge Terminal will be operated by Landlord or subcontracted to a third-party provider. Tenant may have the non-exclusive use of the Barge Terminal. Landlord will establish commercially reasonable charges, schedules, services, and rules and regulations for Tenant’s use of the Barge Terminal.

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12. Helipad. Landlord has been researching an appropriate location to construct a helipad for the Park and will allow Tenant use of the helipad if and when complete at a commercially reasonable rate to be determined by Landlord. All use shall be applicable to rules and regulations established by Landlord and all applicable governmental regulations.

13. Tenant Access. During the Term, Tenant will be granted unrestricted access to the Premises via the first driveway (30' in width) to the east of the main entry point of the Park from U.S. Highway 90. Tenant will also be granted reasonable access from the Premises to the Barge Terminal (when operational) via the 20' wide common area road from the Premises to the Barge Terminal.

14. Landlord Access. During the Term, Landlord will be granted reasonable unrestricted access across the Premises via the common area road (20' to 30' in width) that is located across the western portion of the Premises and the southern border of the Premises. Such access shall not be blocked or fenced without Landlord’s prior written consent.

15. Maintenance and Repair.

(a) Except for the Landlord Leasehold Improvements referenced in Section 17 hereof, Tenant has inspected the Premises and accepts the Premises “as is, where is,” “with all faults” in their present condition, and without any warranties or representations of any kind by Landlord.

(b) Tenant shall keep the Premises in good condition and repair, at its own expense, excepting for ordinary wear and tear and obsolescence. On the last day of the Term, Tenant will surrender the Premises to Landlord in a state of good repair, reasonable wear and tear, obsolescence and damage by fire or acts of God excepted.

(c) Tenant, at its own expense, will maintain in good order and repair the existing fence on a portion of the boundaries of the Premises, unless such fencing is damaged by Landlord, its officers, employees, invitees or subcontractors, in which latter event such repairs will be made by Landlord at its cost. Tenant agrees to promptly pay within thirty (30) days of receipt of billing by Landlord for all repairs so made for Tenant’s account. Landlord agrees to promptly pay within thirty (30) days of receipt of billing by Tenant for all repairs so made for Landlord’s account.

(d) Landlord, at its sole cost and expense, shall maintain the foundation, exterior walls, roof and structural portions of the Building in substantially the same form as exists as of the date hereof, and shall maintain the Common Area in good condition and repair. However, the foregoing to the contrary notwithstanding, any damage to the foundation, exterior walls, roof and/or structural portions of the Building caused by Tenant, its officers, employees, invitees or subcontractors, shall be repaired by Landlord at Tenant’s sole cost and expense.

(e) Landlord warrants that the HVAC system serving the Premises and the electrical, mechanical and plumbing systems serving the Premises (collectively, the “Systems”) will be in good working order and condition upon installation thereof within the time periods provided herein for Tenant’s use of the Premises. If any repairs to any of the Systems are required during the first thirty (30) days subsequent to being delivered to the Premises and functional, and Tenant notifies Landlord in writing of the need for such repairs prior to the expiration of such thirty (30) day period(s), then Landlord, at Landlord’s cost, will make and perform all such repairs as may be required to place such Systems in good working order and condition.

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16. Alterations, Fixtures and Personal Property.

(a) Tenant may, from time to time at its own expense, make such alterations, improvements, repairs and additions to and upon the Premises and install thereon such fixtures, equipment, furniture, fencing and property as it may consider advisable for the conduct of its business. Tenant will not, except as may be allowed under Section 18, without the prior written consent of Landlord, make or suffer to be made any alteration, improvement, fencing or addition which will affect the structural portions of the Premises. Landlord agrees that it will not unreasonably withhold, condition or delay consent to the making of such alterations, improvements or additions. Tenant shall not cause any liens to be placed upon the Premises and shall immediately take steps to secure release of any lien which may arise as a result of Tenant’s use. All such improvements shall be coordinated with the Project Manager (as defined in Section 19 hereof) and subject to fees payable to Landlord in accordance with Section 19.

(b) All repairs, replacements, alterations, additions, improvements and fixtures (other than unattached, movable trade fixtures) including all air conditioning, electrical, mechanical and plumbing machinery and equipment, and water heaters, which may be made or installed by either party hereto upon the interior or exterior of the Premises shall become the property of Landlord without credit or compensation to Tenant at the termination of this Lease for any reason whatsoever, and at the termination of this Lease shall remain upon and be surrendered with the Premises, unless Landlord requests their removal, in which event Tenant shall, prior to such termination, remove the same and restore the Premises to their original condition, normal wear and tear excepted, at Tenant’s expense.

17. Landlord Leasehold Improvements. The following Landlord Leasehold Improvements (herein so called) will be performed by Landlord at Landlord’s sole cost and expense:

(a) The utilities (water, sewer, 480 volt power, etc.) to the Building will be functional and accessible to Tenant for Tenant’s use as of the Commencement Date.

18. Tenant Leasehold Improvements. Tenant, at Tenant’s sole cost and expense, may perform the following Tenant Leasehold Improvements (herein so called) to the Premises subsequent to occupancy, subject to ascertaining Landlord’s prior written consent and review of the scope of work, such consent and review to not be unreasonably withheld, conditioned or delayed:

(a) Install additional overhead doors and/or expand the size of the existing overhead doors.

(b) Demolish any existing nonstructural concrete columns and external and/or internal conveyor system.

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(c) Install any private entry gates or fencing leading to or surrounding the Premises off of the main driveway into the Premises, provided Landlord shall maintain access.

19. Construction Management. It is a condition of this Lease that Landlord’s onsite general contractor/project manager (the “Project Manager”) shall have full oversight of all Tenant Leasehold Improvements and improvements made in accordance with Section 16(a). If Tenant plans to perform any improvements at the Premises that will require the hiring of a general contractor, then it is a condition of this Lease that Tenant must coordinate with and obtain approval of such general contractor from the Project Manager. Commercially reasonable fees and compensation for the Project Manager’s duties pursuant to this Section 19 and Section 16(a) are to be agreed upon between Tenant and Landlord prior to the commencement of any construction.

20. Assignment and Subleasing. Tenant shall not assign, sublease, transfer, mortgage, pledge or encumber this Lease or any interest herein without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

21. Permitted Transfer. Notwithstanding anything contained herein, Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) no Event of Default is continuing; (b) in the event of an Ownership Change, Tenant’s successor shall acquire substantially all of the assets or a controlling interest in Tenant and have, after giving effect to the Ownership Change, a tangible net worth, calculated in accordance with generally accepted accounting principles (and evidenced by financial statements in a form reasonably acceptable to Landlord) which is at least equal to Tenant’s tangible net worth as of the day prior to the proposed Ownership Change; (c) such merger, consolidation or transfer of assets or voting securities is for a good faith business purpose and not principally for the purpose of transferring Tenant’s leasehold estate to avoid the obligations under this Lease, (d) Tenant shall give Landlord written notice at least ten (10) days prior to the effective date of the Permitted Transfer; and (e) Tenant’s successor shall sign a commercially reasonable form of assumption agreement. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant.

22. Right of Entry. Landlord shall have the right to enter, inspect and repair the Premises at any time during the Term, provided that such entry and use does not unreasonably interfere with Tenant’s use of the Premises or the business of Tenant. At all times during the Term, Landlord shall have the right to exhibit the Premises to prospective purchasers and tenants, provided that such exhibit does not unreasonably interfere with Tenant’s use of the Premises or the business of Tenant.

23. Quiet Enjoyment. Subject to the terms hereof, Landlord shall put Tenant in possession of the Premises and the appurtenances thereof at the beginning of the Term, and Tenant, upon paying the Rent and observing the other covenants and conditions herein, shall peaceably and quietly hold and enjoy the Premises during the Term and any extension or renewal thereof. Landlord shall warrant and defend Tenant in the enjoyment and peaceful possession of the Premises during the Term and any extension or renewal period.

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24. Sale by Landlord and Mortgagee Rights.

(a) In the event of a sale or conveyance by Landlord of the Premises, the same shall operate to release Landlord of any liability upon any of the covenants and conditions, express or implied, herein contained in favor of Tenant arising after such sale or conveyance; and in such event, Tenant agrees to look solely to the successor in interest of Landlord in and to this Lease.

(b) If any person shall succeed to all or part of Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease or otherwise, and if so requested or required by such successor in interest, Tenant shall subordinate and attorn to such successor in interest and shall execute a reasonable subordination and attornment agreement in confirmation of such arrangement as such successor in interest shall reasonably request.

(c) This Lease, and Tenant’s rights hereunder, are expressly subordinate to all current and future mortgage liens against the Premises granted by Landlord or its successors or assigns (“Mortgage Liens”). This subordination is self-operative and does not require any further agreement or confirmation to be effective; provided, however, if the holder of a current or future Mortgage Lien requests that Tenant confirm that this Lease is subordinate to its lien, Tenant shall, within ten (10) days after receipt of Landlord’s request therefor, execute and deliver to Landlord a subordination agreement, and if requested, a subordination, non-disturbance and attornment agreement in form and substance required by the holder of such current or future Mortgage Lien.

25. Successors. Subject to Section 20, this Lease shall inure to the benefit of and be binding upon the parties hereto, their respective representatives, successors and assigns.

26. Notices. Any notice required or desired to be given under this Lease shall be in writing with copies directed as indicated herein and shall be personally served or given by mail or facsimile. Any notice given by mail shall be deemed to have been given when forty-eight (48) hours have elapsed from the time when such notice was deposited in the United States mail, certified and postage prepaid, addressed to the party to be served with a copy as indicated herein at the last address given by that party to the other party under the provisions of this part. For purposes of mailing notices, at the date of the execution of this Lease the addresses for such notification are:

Landlord:	W & P Development Corporation
13641 Dublin Court
Stafford, Texas 77477
Attn: Jacobo Waisburd
Phone: (281) 566-1231
Fax: (281) 566-1292

and

W & P Development Corporation
18511 Beaumont Highway
Houston, Texas 77049
Attn: Juan Luis Perez
Phone: (281) 456-0643

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With a copy to:	Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Attn: George S. Craft
Phone: (713) 226-6667
Fax: (713) 226-6267

Tenant:	Deep Down, Inc.
15473 East Freeway
Channelview, Texas 77530
Attn: Ron Smith
Phone: (281) 862-2201
Fax: (281) 862-2522

With a copy to:	Looper Reed & McGraw, PC
1300 Post Oak Boulevard, Suite 2000
Houston, Texas 77056
Attn: Stephen A. Cooney
Phone: (713) 986-7214
Fax: (713) 986-7100

27. Tenant’s Default. Tenant shall be in default under this Lease if any of the following occurs (each, an “Event of Default”):

(a) Any monthly Rent or other amount payable by Tenant hereunder is not paid within five (5) days after the due date thereof and continues to remain unpaid for a period of five (5) days after written notice of such non-payment is given by Landlord to Tenant.

(b) Tenant fails to correct or cure its breach of any covenant or agreement of Tenant contained in this Lease, except with respect to non-payment of Rent or Rail Charges, within thirty (30) days after Landlord has notified Tenant in writing of any such breach thereof.

(c) A proceeding is commenced to declare Tenant bankrupt or insolvent or any assignment of Tenant’s property is made for the benefit of creditors, or a receiver or trustee is appointed for Tenant or Tenant’s property or business, and such proceeding is not dismissed or such a receiver/trustee not removed within a period of sixty (60) days thereafter.

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28. Eminent Domain; Condemnation. If the Premises are taken under any public or private power of eminent domain, or sold by Landlord under the threat of the exercise of said power, or if any portion of the Premises is so condemned so that it would not be practical for Tenant to continue to operate its business on the Premises, this Lease shall terminate as of the date of the condemning authority takes title or possession, whichever occurs first. If more than twenty percent (20%) of the Premises is so condemned, both Landlord and Tenant shall have the right to terminate this Lease as of the date the condemning authority takes title or possession, whichever occurs first, by giving written notice of such termination to the other not later than thirty (30) days after said date; provided that should neither Landlord nor Tenant elect to so terminate this Lease in a timely manner, then this Lease shall remain in full force and effect as to the portion of the Premises not so taken, Tenant’s Base Rent shall be reduced proportionately to reflect the reduction in the rentable area of the Premises (such reduction, if any, to take effect as of the date which is thirty (30) days after the date of which the condemning authority takes title or possession, whichever first occurs), and if repairs or restorations to that portion of the Premises not taken are deemed necessary by Landlord to render such portion reasonably suitable for the purposes for which is was leased, Landlord shall perform such work at its own cost and expense. Notwithstanding any obligation to restore the Premises, however, Landlord shall not be required to expend any amount greater than the amount actually received by Landlord as compensation for the portion of the Premises taken by the condemning authority. All awards for any taking of any part of the Premises or any payment made under the threat of the exercise of power of eminent domain shall be the property of Landlord, whether made as compensation for diminution of value of the leasehold or for the taking of the fee or as severance damages. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof, except that any award or other compensation made for any taking is subject to the rights of the first mortgagee up to the amount of its lien and of any junior mortgagee, as may be permitted by the first mortgagee, up to the full amount of such junior lien; provided, however, that Tenant shall be entitled to any portion of the award allocated to loss of or damage to Tenant’s trade fixtures and removable personal property and/or for the interruption of or damage to Tenant’s business.

29. Taxes, Common Area Costs and Insurance.

(a) Tenant shall pay before delinquency all taxes, assessments, license fees and other charges (“Taxes”) that are levied and assessed against Tenant’s personal property installed or located in or on the Premises, and that become payable during the Term.

(b) Landlord shall pay all real property taxes and general and special assessments (“Real Property Taxes”) against the Park, including the Premises; provided, however, Tenant shall pay, as Additional Rent, all increases in Real Property Taxes against the Park over and above those Real Property Taxes levied and assessed against the Park for 2013 (“Base Year”). Tenant shall pay one hundred percent (100%) of any increase with respect to Taxes on the Building above the Base Year and 17/862 of any increase with respect to land within the Park (“Tenant’s Share of Taxes”).

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(c) The portion of the Park that is not leased or available for lease is herein referred to as the “Common Area.” The Common Area does not include the rail and dock facilities in the Park. The Common Area shall be subject to Landlord’s sole management and control and shall be operated and maintained in such manner as Landlord, in its sole discretion, shall determine. Tenant and its employees, customers and invitees shall have the non-exclusive right to use the Common Area as constituted from time to time, such use to be in common with Landlord, other tenants of the Park and other persons entitled to use the same and subject to such rules and regulations governing use as Landlord may from time to time prescribe in Landlord’s sole discretion. Landlord may temporarily close any part of the Common Area for such periods of time as may be necessary to prevent the public from obtaining prescriptive rights or to make repairs or alterations. Tenant shall not obstruct any portion of the Common Area, or take any action which would interfere with the rights of other persons to use the Common Area. Tenant shall pay, as Additional Rent, Tenant’s Share of all increases in Common Area Costs for the Park over and above those Common Area Costs incurred during the Base Year (“Tenant’s Share of Common Area Costs”). Common Area Costs for the Base Year are estimated to be $0.08 per square foot of the Building per month and included in the initial Base Rent. The $0.08 per square foot of the Building per month is an estimate of the Common Area Costs for the Base Year. On or before February 15, 2014, the actual Common Area Costs for the Base Year will be determined by Landlord with calculations thereafter delivered to Tenant, and Tenant shall have the same audit rights for the Base Year calculations as set forth in Section 34. Such actual amount will be the Common Area Costs for the Base Year. In the event the actual Common Area Costs for the Base Year are more or less than $0.08 per square foot, there shall be no reconciliation and neither Tenant nor Landlord will be liable for any differences for 2013. However, commencing in 2014 the Base Rent shall be increased (but not decreased) by an amount equal to the difference between the actual Common Area Costs for the Base Year and $0.08 per square foot. By way of example, if the actual Common Area Costs for the Base Year are $0.10 per square foot of the Building per month, 2014 Base Rent will be increased by $0.02 per square foot of Building per month ($0.10 actual minus $0.08 estimated equals $0.02 increase). Likewise, for all years subsequent thereto, the actual Common Area Costs for the Base Year will be the Common Area Costs for the Base Year. In the event Tenant occupies the Premises hereunder for a partial calendar year, Tenant’s Share of Common Area Costs will be prorated to reflect the number of days in the year Tenant occupied the Premises hereunder. “Common Area Costs” shall include, without limitation, the costs of (i) all road maintenance and drainage repair in the Park, (ii) operating and maintaining the water distribution system in the Park and any water line that is not located within an area leased to a third party, (iii) guard service and security, including gates into the Park, (iv) any homeland security measures required for the Park or determined by Landlord to be in the best interest of the Park, (v) all mowing, landscaping, maintenance of mowing and landscaping equipment, fence repair, trash removal and salaries for maintenance personnel, (vi) maintaining general liability insurance coverage on the Common Areas, and (vii) reasonable management fees. Common Area Costs shall not include (1) expenditures classified as capital expenditures for federal income tax purposes, (2) costs for which Landlord is entitled to specific reimbursement by Tenant or any other third party, (3) leasing commissions, (4) debt service on any indebtedness secured by the Park, (5) unless otherwise permitted pursuant to this Lease, the cost of any improvements, repairs, alternations, additions, changes, replacement, equipment, tools and other items which under generally accepted accounting principles are required to be classified as capital expenditures (whether incurred directly or through a lease or service contract or otherwise) other than amortization of the cost of capital (and the installation thereof), or items which may be required by any government authority (all of such costs, including interest cost, shall be amortized over the reasonable life of the capital items, with a reasonable life and amortization schedule being determined by Landlord according to generally accepted accounting principles), (6) depreciation of the Park, and all equipment and fixtures, improvements and facilities used in connection therewith, except as provided in (5) above, (7) the cost of repairs or other work occasioned by casualty which is covered by insurance, but only to the extent of the insurance proceeds received by Landlord net of deductibles and cost of adjustment, and (8) the cost of any repairs occasioned by eminent domain to the extent such costs are reimbursed to Landlord by governmental authorities in eminent domain proceedings.

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(d) Not later than January 31 following each year during the Term, Landlord will furnish Tenant with an invoice which shows the calculation of Tenant’s Share of Common Area Costs for the immediately prior year. Landlord will provide Tenant with supporting documentation on Tenant’s written request. Tenant shall pay Tenant’s Share of Common Area Costs to Landlord as indicated on Landlord’s invoice within thirty (30) days after receipt thereof.

(e) Tenant agrees to pay to Landlord all sales and use taxes due on the lease of real property and of tangible personal property by Tenant and taxable services provided by the Landlord (such as repairs and maintenance made to real or personal property, utility services, Rail Services, etc.), if any, or provide Landlord with a valid sales and use tax resale certificate, exemption certificate or a direct pay permit number. These sales and use taxes shall constitute Additional Rent.

(f) Tenant shall pay, as Additional Rent, its proportionate share of all increases in property insurance premiums incurred by Landlord for the Park over and above those incurred in the Base Year (“Tenant’s Share of Insurance Costs”). Landlord shall notify Tenant of Tenant’s Share of Insurance Costs and, together with such notice, shall furnish Tenant with a copy of the invoice(s) for such insurance premiums, including the invoice(s) for the Base Year, and an explanation of the basis of the charge to Tenant. Tenant’s proportionate share shall be determined by dividing the rentable area of that part of the Premises which consists of buildings by the total rentable area of all buildings within the Park that are covered by Landlord’s property insurance, and multiplying such ratio by any increase in insurance premiums. Tenant shall reimburse Landlord for Tenant’s Share of Insurance Costs not later than thirty (30) days after receipt of the invoice and supporting documentation from Landlord.

30. Damage or Destruction.

(a) Option to Terminate Lease. If either (i) more than sixty percent (60%) of the rentable area of the Building shall be substantially damaged by fire or other casualty or (ii) the Building or any substantial part thereof shall be damaged or destroyed by fire or other casualty to the extent that the repairs and restoration thereof can be reasonably anticipated to take longer than one hundred eighty (180) days, then, in either such instance, Landlord or Tenant may, at its option, elect to terminate this Lease by giving notice to the other within thirty (30) days after Landlord receives actual notice of such fire or other casualty; provided, however, that Tenant shall have no option to terminate this Lease if such damage or destruction is caused by the Tenant or Tenant’s contractors, agents, representatives, employees, customers or invitees. In the event that either party gives the other timely notice of termination, the Term shall expire by lapse of time upon the tenth (10th) day after such termination notice is given. Should neither party give the other timely notice of termination, then the provisions of this Lease pertaining to repair and restoration of the Building shall apply.

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(b) Obligation to Repair or Restore. If and only if all of the following conditions are met with respect to any casualty damage to or destruction of the Building, Landlord or Tenant may not elect to terminate this Lease as provided in this Section, but rather Landlord must repair or restore the Building:

(1) There is no fault or neglect on the part of Tenant, Tenant’s contractors, agents, representatives, employees, customers or invitees which contributed to the damage or destruction;

(2) The damage or destruction to the Building is less than fifty percent (50%) of the replacement cost thereof as determined by Landlord;

(3) Landlord is either fully insured or insurance is required hereunder that would cover the casualty that caused the damage or destruction, the insurance claim has been paid, and the insurance proceeds have been made available to Landlord by the holder or holders of any mortgages or deeds of trust covering the Premises;

(4) Tenant accepts full liability for the payment of any deductible amount under the property insurance provided by Landlord;

(5) The date of the damage or destruction is more than two (2) years prior to the Expiration Date or the expiration of any renewal or extension term; and

(6) Less than sixty percent (60%) of the total rentable area of the Building is so damaged or destroyed, as determined by Landlord.

(c) Restoration. Should either (i) the termination option as provided above in this Section not apply or, if applicable, should neither party elect to timely exercise such option, or (ii) should Landlord otherwise be required to repair and restore the Premises as provided herein, then Landlord shall repair or restore the Building to substantially the same condition as existed before such damage or destruction. Upon electing to repair or restore or being required to repair or restore pursuant to this Section, Landlord may proceed with reasonable dispatch to perform the necessary work, and the Base Rent and the Additional Rent due for the period following the casualty shall be abated in proportion to the unusable Premises for a period commencing as of the date of the casualty damage until the repair and restoration of the Premises are substantially complete. If such repair or restoration is not substantially complete within one hundred eighty (180) days after the date it is determined that Landlord is obligated to make such repair or restoration, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate at any time after the expiration of said one hundred eighty (180) day period and before Landlord’s substantial completion of such repair or restoration; provided that if Tenant delivers said notice in a timely manner, this Lease shall terminate as of the date of the fire or other casualty.

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(d) Fault of Tenant. Landlord may exercise its option to repair or restore the Building as described in this Section even if such damage or destruction is due to the fault or willful neglect of Tenant, Tenant’s agents, representatives, employees, customers or invitees. However, in such event, (i) Landlord’s election to repair or restore shall be without prejudice to any other rights and remedies of Landlord under this Lease, (ii) there shall be no apportionment or abatement of any Rent of any kind, and (iii) Landlord shall not be liable for any other loss to Tenant of any nature whatsoever. Furthermore, notwithstanding any provision hereof to the contrary, Tenant shall have no option to terminate and there shall be no abatement, apportionment or reduction in the Rent obligations of Tenant if the damage or destruction is caused by Tenant or Tenant’s contractors, agents, representatives, employees, customers or invitees.

31. INSURANCE. DURING THE TERM, TENANT SHALL MAINTAIN AT ITS SOLE COST AND EXPENSE:

(a) WORKERS’ COMPENSATION INSURANCE, WHICH SHALL COMPLY WITH ALL REQUIREMENTS OF THE WORKERS’ COMPENSATION LAWS OF THE STATE OF TEXAS. IN ADDITION, TENANT SHALL MAINTAIN EMPLOYER’S LIABILITY INSURANCE IN AN AMOUNT NOT LESS THAN $100,000 PER PERSON. TENANT SHALL WAIVE AND CAUSE ITS INSURERS TO WAIVE ITS RIGHTS OF SUBROGATION AGAINST LANDLORD.

(b) COMPREHENSIVE GENERAL LIABILITY INSURANCE AND CONTRACTUAL LIABILITY COVERAGE IN AMOUNTS NOT LESS THAN $2,000,000 COMBINED SINGLE LIMIT, AND DAMAGE TO RENTED PREMISES COVERAGE IN AMOUNTS NOT LESS THAN $50,000 PER OCCURRENCE. IN ADDITION, AUTOMOBILE LIABILITY COVERAGE IN AN AMOUNT NOT LESS THAN $500,000. LANDLORD SHALL BE ENDORSED TO THE POLICY(IES) AS AN ADDITIONAL INSURED.

(c) PERSONAL PROPERTY INSURANCE COVERING TENANT’S PERSONAL PROPERTY IN AMOUNTS NOT LESS THAN 80% OF THE ACTUAL CASH VALUE OF THE PERSONAL PROPERTY. TENANT SHALL WAIVE AND CAUSE ITS INSURERS TO WAIVE THEIR RIGHTS OF SUBROGATION AGAINST LANDLORD.

(d) IN ADDITION TO MEETING THE REQUIRED LIMITS OF INSURANCE IN THE CURRENT CONTRACT OR LEASE, THE POLICY MUST COVER THE FOLLOWING STATEMENTS, WHICH MUST BE CLEARLY STATED ON THE CERTIFICATE OF INSURANCE SUBMITTED TO LANDLORD:

1. IT IS AGREED THAT THIS INSURANCE SPECIFICALLY COVERS THE LIABILITY ASSUMED UNDER THE BUILDING AND LAND LEASE AGREEMENT WITH W & P DEVELOPMENT CORPORATION DATED EFFECTIVE JUNE 1, 2013 (THE “LEASE”).

2. IT IS FURTHER AGREED THAT W & P DEVELOPMENT CORPORATION IS AN ADDITIONAL INSURED WITH RESPECT TO ANY LIABILITY ARISING OUT OF THE LEASE OR THE PREMISES LEASED THEREBY. A COPY OF THE POLICY ENDORSEMENT NAMING W & P DEVELOPMENT CORPORATION AS AN ADDITIONAL INSURED UNDER THE GENERAL LIABILITY AND AUTOMOBILE LIABILITY SECTION MUST BE SUBMITTED TO LANDLORD.

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3. IN THE EVENT OF MATERIAL CHANGE IN, OR CANCELLATION OF, THIS INSURANCE, THE COMPANY WILL NOTIFY W & P DEVELOPMENT CORPORATION AT LEAST THIRTY (30) DAYS PRIOR TO THE EFFECTIVE DATE OF SUCH CHANGE OR CANCELLATION.

4. IT IS FURTHER AGREED THAT SUBROGATION AGAINST W & P DEVELOPMENT CORPORATION SHALL BE WAIVED AS RESPECTS WORKERS’ COMPENSATION AND EMPLOYERS’ LIABILITY INSURANCE.

ALL POLICIES OF INSURANCE MAINTAINED UNDER THIS PROVISION SHALL BE ENDORSED TO PROVIDE thirty (30) DAYS PRIOR WRITTEN NOTICE OF CANCELLATION TO LANDLORD. INSURANCE CERTIFICATES EVIDENCING SUCH POLICIES SHALL BE DELIVERED TO LANDLORD UPON OCCUPANCY OF THE PREMISES, IT BEING EXPRESSLY UNDERSTOOD THAT FAILURE TO MAINTAIN INSURANCE IS A MATERIAL BREACH OF CONTRACT AND TIME BEING OF THE ESSENCE. IN THE EVENT THAT ANY INSURANCE AS REQUIRED HEREIN IS PROVIDED ON A “CLAIM-MADE” BASIS, SUCH INSURANCE SHALL PROVIDE FOR A RETROACTIVE DATE NOT LATER THAN THE COMMENCEMENT OF THIS LEASE. IF THE PURCHASE OF AN “OPTIONAL EXTENSION PERIOD,” “OPTIONAL CLAIMS REPORTING PERIOD” OR OTHER SIMILARLY TITLED CLAUSE IS NECESSARY TO MAINTAIN COVERAGE AS REQUIRED HEREUNDER, SUCH CLAUSE SHALL PROVIDE INSURANCE FOR ALL OCCURRENCES AS REQUIRED HEREIN. THE LIMITS OF LIABILITY OF SUCH INSURANCE AS REQUIRED HEREIN SHALL REMAIN UNIMPAIRED TO THE FULL EXTENT PERMITTED BY SUCH INSURANCE POLICY, AND TENANT SHALL EXECUTE ALL PROCEDURES NECESSARY TO REMOVE ANY SUCH IMPAIRMENT.

32. Landlord’s Insurance. Landlord shall obtain and keep in force during the Lease Term a “Special Form” property insurance policy that provides coverage of all customarily insurable risks on the Premises, the Building and the Park in the amount of the full replacement cost (without regard to depreciation); provided that it is understood and agreed that such Special Form policy may be part of a blanket property insurance policy that also covers additional properties owned by Landlord and its affiliates. Landlord may also, but shall not be required to, procure any other insurance policies respecting the Premises which Landlord deems necessary.

33. Waiver of Subrogation. Landlord and Tenant each waives any and all rights of recovery against the other and against the officers, employees, agents and representatives of the other for loss or damage to the property of the waiving party or the property of others under its control, where such loss or damage is insured against under any insurance policy in force at the time of such loss or damage. Upon obtaining the property insurance policies as required in this Lease, both Tenant and Landlord shall (i) give notice to their respective insurance carriers that the foregoing mutual waiver of subrogation is contained in this Lease and (ii) insure that their respective insurance policies include a waiver by the insurance carrier of all rights of subrogation against Landlord or Tenant in connection with any insured loss or damage.

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34. Tenant’s Audit Rights. Provided that Tenant is not then in default beyond any applicable cure period of its obligations to pay Rent, or any other payments required to be made by it under this Lease, and provided further that Tenant shall have the right, once each calendar year, to cause a Qualified Person (as defined below) to reasonably review supporting data for any portion of an actual statement of annual Common Area Costs delivered by Landlord (the “Actual Statement”), in accordance with the following procedure:

(a) Tenant shall, within thirty (30) days after any Actual Statement is delivered, deliver a written notice to Landlord specifying the portions of the Actual Statement that are claimed to be incorrect, and Tenant shall simultaneously pay to Landlord all amounts due from Tenant to Landlord as specified in the Actual Statement. In no event shall Tenant be entitled to withhold, deduct or offset any monetary obligation of Tenant to Landlord under the Lease (including, without limitation, Tenant’s obligation to make all payments of Rent and all payments of Tenant’s Share of Common Area Costs) pending the completion of and regardless of the results of any review of records under this Paragraph. The right of Tenant under this Paragraph may only be exercised once for any Actual Statement, and if Tenant fails to meet any of the above conditions as a prerequisite to the exercise of such right, the right of Tenant under this Paragraph for a particular Actual Statement shall be deemed waived.

(b) Tenant acknowledges that Landlord maintains its records for the Park at Landlord’s main office, and Tenant agrees that any review of records under this Paragraph shall be at the sole expense of Tenant and shall be conducted by a Qualified Person. Tenant acknowledges and agrees that any records reviewed under this Paragraph constitute confidential information of Landlord, which shall not be disclosed to anyone other than the Qualified Person performing the review, the principals of Tenant who receive the results of the review, and Tenant’s accounting employees. The disclosure of such information to any other person, whether or not caused by the conduct of Tenant, shall constitute an Event of Default under this Lease.

(c) Any errors disclosed by the review shall be promptly corrected by Landlord; provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made. In the event of a disagreement between the two reviews, the review that discloses the least amount of deviation from the Actual Statement shall be deemed to be correct. In the event that the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Tenant’s subsequent installment obligations to pay the estimated Tenant’s Share of Common Area Costs. In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of estimated Tenant’s Share of Common Area Costs. A “Qualified Person” means an accountant or other person experienced in accounting for income and expenses of industrial projects engaged solely by Tenant on terms which do not entail any compensation based or measured in any way upon any savings in Additional Rent or reduction in Tenant’s Share of Common Area Costs achieved through the inspection process.

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35. INDEMNIFICATION. TENANT SHALL INDEMNIFY AND HOLD LANDLORD AND LANDLORD’S AGENTS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, DEMANDS, LIENS, COSTS, DAMAGES, EXPENSES AND LIABILITIES WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, ATTORNEYS’ FEES AND COURT COSTS, ARISING OUT OF ANY CLAIMS OF ANY PERSON OR PERSONS ON ACCOUNT OF OR BY REASON OF: (A) ANY OCCURRENCE IN, ON OR ABOUT THE PREMISES FROM THE COMMENCEMENT DAY OF THIS LEASE UNTIL TENANT FULLY VACATES THE PREMISES RESULTING FROM THE OCCUPANCY OR USE THEREOF (INCLUDING ANY OCCURRENCE CAUSED IN PART BY THE ORDINARY NEGLIGENCE OF LANDLORD, ITS AGENTS OR EMPLOYEES); (B) THE NEGLIGENCE (IN WHOLE OR IN PART) OR WILLFUL MISCONDUCT OF TENANT OR ITS PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONTRACTORS, VISITORS, INVITEES, LICENSEES AND CUSTOMERS IN, ON OR ABOUT THE PREMISES AND/OR PARK (INCLUDING TO THE EXTENT CAUSED IN PART BY THE NEGLIGENCE OF LANDLORD, ITS AGENTS OR EMPLOYEES); AND/OR (C) ANY DEFAULT BY TENANT HEREUNDER (INCLUDING TO THE EXTENT CAUSED IN PART BY THE ORDINARY NEGLIGENCE OF LANDLORD, ITS AGENTS OR EMPLOYEES). NOTWITHSTANDING ANY OF THE FOREGOING, LANDLORD SHALL REMAIN LIABLE FOR ANY AND ALL LOSS, LIABILITY, DAMAGES, COSTS, EXPENSES, CLAIMS, ACTIONS, DEMANDS AND LIENS ARISING FROM LANDLORD’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THIS SUBPARAGRAPH SHALL SURVIVE THE TERMINATION OF THIS LEASE. FOR PURPOSES OF THIS SECTION 35, “LANDLORD” SHALL INCLUDE LANDLORD AND ITS AGENTS, CONTRACTORS, EMPLOYEES AND INVITEES.

36. Landlord’s Remedies.

(a) Upon the occurrence of an Event of Default and after any applicable notice and cure period, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

(1) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim of damages therefor.

(2) Without terminating this Lease, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim for damages therefor, and relet the Premises and receive the rent therefor.

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(3) Enter upon the Premises, by force if necessary, without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, except for damages caused by the gross negligence or willful misconduct of Landlord.

(4) Alter all locks and other security devices at the Premises without terminating this Lease.

(5) Terminate deliveries of water, gas or electricity, which Landlord may be providing hereunder, without terminating this Lease.

(6) Deny rail or road access to Tenant and its representatives, and prohibit the removal of Tenant’s personal property on which Landlord has or may perfect a statutory or landlord’s lien arising from such default without terminating this Lease.

(b) In the event Landlord may elect to regain possession of the Premises by a forcible detainer proceeding, Tenant hereby specifically waives any statutory notice, which may be required prior to any such proceeding, and agrees that Landlord’s execution of this Lease is, in part, consideration for this waiver.

(c) In the event Landlord terminates this Lease pursuant to Section 36 and Tenant remains in the Premises, Tenant shall be considered a holdover tenant and shall pay to Landlord a monthly rental equal to one hundred fifty percent (150%) of the Rent provided in Section 3 hereunder for each month during which Tenant holds over.

(d) Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance by Landlord of surrender of the Premises by Tenant, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant. No such alteration of locks or other security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others at the Premises shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting, after any Event of Default and any applicable notice and cure period, to the aforesaid exercise of dominion over Tenant’s property within the Premises. All claims for damages by reason of such re-entry and/or repossession and/or alteration of locks or other security devices are hereby waived, as are all claims for damages by reason of any distress warrant, forcible detainer proceedings, sequestration proceedings or other legal process. Tenant agrees that any re-entry by Landlord may be pursuant to judgment obtained in forcible detainer proceedings or other legal proceedings or without the necessity for any legal proceedings, as Landlord may elect, and Landlord shall not be liable in trespass or otherwise. Notwithstanding any of the foregoing, Landlord shall remain liable for any and all loss, liability, damages, costs, expenses, claims, actions, demands and liens arising from Landlord’s gross negligence or willful misconduct.

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(e) In the event Landlord elects to terminate this Lease by reason of any uncured Event of Default, then, notwithstanding such termination, Tenant shall be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, the sum of all Rent and other indebtedness accrued to date of such termination, plus, as damages, an amount equal to the difference between (i) the Rent for the remaining Term (had such Term not been terminated by Landlord prior to the date of expiration stated in Section 2) and (ii) the then present value of the then fair rental value of the Premises for such period.

(f) In the event that Landlord elects to repossess the Premises without terminating this Lease, then Tenant shall be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, all Rent and other indebtedness accrued to the date of such repossession, plus Rent required to be paid by Tenant to Landlord during the remainder of the Term until the date of expiration of the Term hereof as stated in Section 2 diminished by any net sums (if any) thereafter received by Landlord through reletting the Premises during said period (after deducting expenses incurred by Landlord in reletting the Premises as provided in subparagraph (g) below). In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved. Actions to collect amounts due from Tenant to Landlord under this subparagraph may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until expiration of the Term.

(g) In case of any uncured Event of Default or breach by Tenant, Tenant shall also be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, in addition to any sum provided to be paid above, brokers’ fees incurred by Landlord in connection with reletting the whole or any part of the Premises; the costs of removing and storing Tenant’s or other occupant’s property; the costs of repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants; and all reasonable expenses incurred by Landlord in enforcing or defending Landlord’s rights and/or remedies including reasonable attorneys’ fees which shall be not less than fifteen percent (15%) of all sums then owing by Tenant to Landlord whether suit is actually filed or not.

(h) In the event of termination or repossession of the Premises for an uncured Event of Default, Landlord shall not have any obligation to relet or to attempt to relet the Premises, or any portion thereof, or to collect rental after reletting; and in the event of reletting, Landlord may relet the whole or any portion of the Premises for any period to any tenant and for any use and purpose.

(i) If Tenant should fail to make any payment or cure any default hereunder within the time herein permitted, Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such other default for the account of Tenant (and enter the Premises for such purpose), and thereupon Tenant shall be obligated, and hereby agrees, to pay Landlord upon demand, all costs, expenses and disbursements (including reasonable attorneys’ fees) incurred by Landlord in taking such remedial action.

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(j) In the event that Landlord shall have taken possession of the Premises pursuant to the authority herein granted, then Landlord shall have the right to keep in place and use all of the furniture, fixtures and equipment at the Premises, including that which is owned by or leased to Tenant at all times prior to any foreclosure thereon by Landlord or repossession thereof by any lessor thereof or third party having a lien thereon. Landlord shall also have the right to remove from the Premises (without the necessity of obtaining a distress warrant, writ of sequestration or other legal process) all or any portion of such furniture, fixtures, equipment and other property located hereon and to place same in storage at any Premises within the county in which the Premises is located; and in such event, Tenant shall be liable to Landlord for costs incurred by Landlord in connection with such removal and storage. Landlord shall also have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (“Claimant”) claiming to be entitled to possession thereof who presents to Landlord a copy of any instrument represented to Landlord by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity of said instrument’s copy of Tenant’s or Tenant’s predecessor’s signature thereon and without the necessity of Landlord making any nature of investigation or inquiry as to the validity of the factual or legal basis upon which Claimant purports to act; and Tenant agrees to indemnify and hold Landlord harmless from all cost, expense, loss, damage and liability incident to Landlord’s relinquishment of possession of all or any portion of such furniture, fixtures, equipment or other property to Claimant, including to the extent caused in part by the ordinary negligence of Landlord, its agents or employees, except for such costs, expenses, losses and damages caused by the gross negligence or willful misconduct of Landlord, its employees or agents. The rights of Landlord herein stated shall be in addition to any and all other rights which Landlord has or may hereafter have at law or in equity; and Tenant stipulates and agrees that the rights herein granted Landlord are commercially reasonable.

37. Tenant’s Remedies. In the event of any default by Landlord under this Lease, Tenant’s exclusive remedy shall be an action for damages (Tenant hereby waiving the benefit of any laws granting it a lien upon the property of Landlord and/or upon Rent due Landlord), but prior to any such action Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall thereupon have thirty (30) days in which to cure any such default. Unless and until Landlord fails to so cure any default after such notice, Tenant shall not have any remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of its possession of the Premises and not thereafter. The term “Landlord” shall mean only the Landlord, for the time being of the interest in the Premises, and in the event of the transfer by such Landlord of its interest in the Premises, such Landlord shall thereupon be released and discharged from all covenants and obligations of Landlord thereafter accruing, but such covenants and obligations shall be binding during the Term upon each new Landlord for the duration of such Landlord’s ownership. Notwithstanding any other provision hereof, Landlord shall not have any personal liability hereunder. In the event of any breach or default by Landlord in any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then owned by Landlord in the Premises; however, in no event shall any deficiency judgment or any money judgment of any kind be sought or obtained against any other assets of Landlord.

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38. Landlord’s Lien. Landlord expressly waives any statutory or contractual Landlord’s lien against, or security interest in, any of Tenant’s property, fixtures, furniture, inventory, equipment, products, materials or merchandise located in the Premises or any other personal property located in the Premises.

39. Consequential Damages. In no event will Landlord be liable for any special, indirect or consequential damages, including without limitation, loss of production, loss of market or loss of sales by Tenant due to any interruption in or reduction of any service or utility provided to Tenant by Landlord, regardless of whether such service or utility was either expressly provided for or implied under this Lease.

40. Severability. In case any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof and this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

41. Commission. Landlord is represented by NAI Houston (the “Broker”). Landlord shall pay to the Broker a brokerage fee as follows:

(a) All monthly Base Rent shall be paid to the Broker within five (5) business days as and when received by Landlord. However, in no event shall any monthly payment of Base Rent to the Broker exceed $60,000.00, even when Base Rent increases from $60,000.00 per month to $90,000.00 per month. Landlord will pay to the Broker such funds until $476,500.00 has been paid to the Broker. Upon Landlord’s payment to the Broker of $476,500.00, no further amounts shall be due the Broker except in connection with Section 41(b) hereof.

(b) If Landlord and Tenant subsequently extend, renew or expand this Lease, including a new lease for more, less or different space in the Park or in any other property owned, controlled or managed by Landlord, the Broker will be paid fees by Landlord as set forth in Section 41(a), provided Broker actively represented Landlord in connection with the matters contained in this Section 41(b).

Landlord shall indemnify Tenant, and Tenant shall indemnify Landlord, from and against all claims by third parties for brokerage, commission, finders or other fees relative to this Lease and all costs, together with expenses arising therefrom, and alleged to be due by authorization of the indemnifying party.

42. Rules and Regulations. Attached as Exhibit “C” is a copy of the current Rules and Regulations governing Tenant’s activities in the Park. Upon execution of this Lease, Tenant agrees to abide by such Rules and Regulations, and upon receipt of any modified Rules and Regulations, Tenant shall abide with said new Rules and Regulations. If Tenant violates these Rules and Regulations, this Lease is subject to termination in Landlord’s sole discretion upon thirty (30) days notice.

43. Entire Agreement. This Lease constitutes the entire agreement of Landlord and Tenant with respect to the matters covered hereby and those provisions of all prior agreements between the parties or entities owned or controlled in whole or in part by any party hereto are, to the extent such prior agreements relate to matters covered hereby, merged into this Lease, and the terms of this Lease shall in all respects be controlling over such portions of any such prior agreements.

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44. Mechanics’ Liens. No work performed by Tenant pursuant to this Lease, whether in the nature of erection, construction, alteration or repair, shall be deemed to be for the immediate use and benefit of Landlord so that no mechanics’ or other lien shall be allowed against the estate of Landlord by reason of any consent given by Landlord to Tenant to improve the Premises. Tenant shall place such contractual provisions as Landlord may request in all contracts and subcontracts for Tenant’s improvements assuring Landlord that no mechanics’ liens will be asserted against Landlord’s interest in the Premises or the property of which the Premises are a part. Said contracts and subcontracts shall provide, among other things, the following: That notwithstanding anything in said contracts or subcontracts to the contrary, Tenant’s contractors, subcontractors, suppliers and materialmen (hereinafter collectively referred to as “Contractors”) will perform the work and/or furnish the required materials on the sole credit of Tenant; that no lien for labor or materials will be filed or claimed by the Contractors against Landlord’s interest in the Premises or the property of which the Premises are a part; that the Contractors will immediately discharge any such lien filed by any of the Contractors’ suppliers, laborers, materialmen or subcontractors; and that the Contractors will indemnify and save Landlord harmless from any and all costs and expenses, including reasonable attorneys’ fees, suffered or incurred as a result of any such lien against Landlord’s interest that may be filed or claimed in connection with or arising out of work undertaken by the Contractors. Tenant shall pay promptly all persons that furnish labor or materials with respect to any work performed by Tenant or its Contractors on or about the Premises. If any mechanics’ or other lien shall at any time be filed against the Premises or the property of which the Premises are a part, by reason of work, labor, services or materials performed or furnished, or alleged to have been performed or furnished, to Tenant or to anyone holding the Premises through or under Tenant, and regardless of whether any such lien is asserted against the interest of Landlord or Tenant, Tenant shall forthwith cause the same to be discharged of record or bonded to the satisfaction of Landlord. If Tenant shall fail to cause such lien forthwith to be so discharged or bonded after being notified of the filing thereof, then, in addition to any other right or remedy of Landlord, Landlord may bond or discharge the same by paying the amount claimed to be due, and the amount so paid by Landlord, including reasonable attorneys’ fees incurred by Landlord either in defending against such lien or in procuring the bonding or discharge of such lien, together with interest thereon at ten percent (10%), shall be due and payable by Tenant to Landlord as Additional Rent.

45. Estoppel Certificates. Each party to this Lease, at any time and from time to time, upon not less than ten (10) days prior notice from either party hereto or from any current or potential lender to either party, to execute, acknowledge and deliver, without charge, to the other party, to such lender, and/or to any other interested persons, a statement in writing certifying that this Lease is in full force and effect and has not been modified in any way (or, if modified, identifying the modification by date and subject matter); that the certifying party has not given or received any notice of termination or cancellation of this Lease not previously revoked (or, if such is not the case, identifying the notice and grounds therefor); that, to the knowledge of the certifying party, neither party is then in default hereunder (or, if to its knowledge any such default exists, specifying the same); that, to the knowledge of the certifying party, the certifying party has no alleged claims or offsets against the other party respecting the payments due hereunder (or, if there be any to its knowledge stating the nature thereof and, to the extent known, the amount or approximate amount thereof), and the dates to which monthly rental payments, additional rent and, to the extent then known, other amounts due hereunder have been paid. The party or persons requesting such certification shall prepare and submit to the certifying party the form of statement requested.

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46. Compliance with Laws and Regulations. Tenant, at its sole cost and expense, shall comply with and shall cause the Premises to comply with all rules, orders and regulations of the National Fire Protection Association, Landlord’s casualty insurer(s) and other applicable insurance rating organizations or other bodies exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions.

47. No Joint Venture. Any intention to create a joint venture or partnership relation between the parties hereto is hereby expressly disclaimed.

48. Governing Law. This Lease shall be construed and governed under the laws of the State of Texas.

49. Early Occupancy. Anything herein to the contrary notwithstanding, Landlord has agreed to allow Tenant to enter the Premises prior to the Commencement Date for the sole purpose of storing materials. As a condition precedent to such early occupancy, the provisions of Sections 8, 31, 35, 44 and 46 shall be applicable to the period commencing May 24, 2013 through the Commencement Date.

[Signature Page Follows]

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In the event that this document is not executed and returned to Landlord within five (5) business days from the date of delivery to Tenant, this contract offer to lease shall become null and void.

EXECUTED this 18th day of June, effective for all purposes as of June 1, 2013.

LANDLORD:

W & P DEVELOPMENT CORPORATION,

a Texas corporation

By:/s/ Juan Luis Perez

Name: Juan Luis Perez

Title: Vice President

TENANT:

Deep Down, Inc.,

a Delaware corporation

By: /s/ Ron Smith

Name: Ron Smith

Title: CEO

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EXHIBIT “A”

The Premises

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EXHIBIT “B”

TCEQ Spill Reporting Requirements

Tenant Responsibility to Report Spills and Releases

Reporting spills and releases of hazardous substances to the Texas Commission on Environmental Quality (TCEQ):

Pursuant to Texas Water Code Section 26.039 each tenant is responsible for reporting spills and releases of hazardous substances caused by such tenant, its employees, contractors, agents or representatives to the TCEQ as soon as possible and not later than twenty-four (24) hours after the occurrence. These reports should be submitted to the TCEQ Region 12 office via telephone. The facility should report the following information: (1) a description of the discharge such as the actual substance spilled, source, location, route and estimated volume of the spill; (2) time of occurrence with dates and the cause of the spill; (3) any potential danger to human health or safety of the environment; (4) actions taken to remediate the spill and actions taken to mitigate any adverse effects the spill may have caused on the environment; and (5) steps taken or planned to prevent the recurrence of future spills.

W & P Development Corporation, in its discretion shall also provide its tenants with emergency assistance such as emergency phone numbers, etc., in remediating a spill.

TCEQ Region 12

5425 Polk Street, Suite H

Houston, Texas 77023-1423

713-767-3500

24 Hour: 512-463-7727

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EXHIBIT “C”

Rules and Regulations
W & P Industrial Park

1.	Signs. Detailed drawings and specifications for all proposed signs, including site information signs, shall be submitted to Landlord for written approval, prior to installation, such approval not to be unreasonably withheld, conditioned or delayed. All signs shall conform to the overall sign program established by Landlord and shall be of a design and material approved by Landlord. Unless otherwise approved in writing by Landlord, all signs must be attached to a building, parallel to and contiguous with its wall, and must not project above its roof line. No sign of a flashing or moving character shall be installed and no sign shall be painted on a building wall.
2.	Exterior Illumination. Tenants who wish to install illumination facilities shall have the design approved by Landlord.
3.	Ancillary Structures. All water towers, storage tanks, exterior processing equipment, fans, skylights, cooling structures or equipment erected or placed in the Park by tenants must have written approval by Landlord, and shall be architecturally compatible with the buildings in the Park.
4.	Access. The use by each tenant of the private streets in the Park is limited to the access road(s) referenced in the Lease. Tenants shall not permit their agents, employees, guests or representatives to use any other roads in the Park. All traffic shall be limited by such speed limits as Landlord may adopt. The posted speed limit in the Park is 20 mph unless otherwise posted. No tenant or the officers, agents, employees or guests of a tenant may use the roads in the Park for transport by overloaded vehicles, by use of vehicles which are too large or heavy for use on the roads in the Park as may be determined by Landlord in its sole discretion, or in any other manner which is destructive to the roads. All materials brought into the Park shall be accompanied by documentation sufficient to identify the shipments. All materials shipped from the Park shall be accompanied by the tenant’s bills of lading.
5.	Gate Passes. Permanent gate passes are available to tenants and their employees on request with Landlord’s approval. Tenants will be furnished with application forms which must be completely filled out per the directions on the application forms. Each pass is non-transferable and must be returned to Landlord when an employee no longer works for a tenant or when the tenant’s lease agreement terminates. There will be a $5.00 charge for each non-returned pass. Landlord reserves the right to search all non-motor vehicles entering or exiting the Park. Refusal to submit to this search may lead to Landlord refusing further entry of the motor vehicle into the Park.
6.	Security. Landlord reserves the right to adopt more restrictive security measures for the Park to the extent suggested or required by the Department of Homeland Security or other entity with jurisdiction over such matters. In such event, tenants will comply with all such security measures.
7.	Notice. Any notice to Landlord or request for approval by Landlord shall be made in writing, and shall be sent by certified or registered mail, postage prepaid, addressed as follows: W & P Development Corporation, 13641 Dublin Court, Stafford, Texas 77477. If any request for approval of a variance or exception to the Rules and Regulations is required, is made to Landlord, Landlord shall, within thirty (30) days after the request is made, give the person making the request written notification either of the approval by Landlord or of its rejection of the request with specification of the reasons for such rejection. Any written approval, rejection or other communication by Landlord may be relied upon, as the act of Landlord, by the person receiving such approval, rejection or other communication.
8.	Enforcement. Landlord or any successor to Landlord as Landlord of the Park shall have the right to enforce these Rules and Regulations set forth in this instrument against any person or persons violating or attempting to violate the Rules and Regulations. Enforcement shall include, but not be limited to, proceedings at law or in equity against any tenant violating or attempting to violate any covenants, either to restrain violation and/or to recover damages.
9.	Amendments. Landlord may amend or supplement these Rules and Regulations at any time with thirty (30) days written notice and such amended or supplemented Rules and Regulations will become effective upon mailing such revised Rules and Regulations to tenants.

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